Exhibit 10.1

GENERAL CABLE CORPORATION

January 7, 2015

Emerson Moser
Via Hand Delivery

RE: Promotion to SVP, General Counsel and Corporate Secretary

Dear Emerson,

It is with great pleasure that I present you the terms for your promotion to SVP, General Counsel and Corporate Secretary. In this capacity you would be a member of the General Cable Operating Committee and would report directly to me.

Following are the principle terms of this position:

Title:	Senior Vice President, General Counsel and Corporate Secretary
Location:	Highland Heights, KY
Effective Date:	January 12, 2015
Reports to:	President and Chief Executive Officer, General Cable Corporation
Base Salary:	Annual base salary of $325,000 (USD), paid in bi-weekly installments and subject to deductions for taxes and other withholdings as required by law or the policies of the Company.
Annual Incentive Awards:
You will be eligible to participate in the Global Annual Incentive Plan (GAIP) design for all members of the Operating Committee with a target of $225,000 (USD). Overall performance measurements will consist of 80% Financial (65% EBITDA and 15% CCC in Days) and 20% Strategic, and will be allocated based on your Corporate Role.

Long-Term Incentive Awards:
You will be eligible for Long-Term Incentive (LTI) awards under the Company’s 2005 Stock Incentive Plan with an annual target value of $550,000. Key features of the plan design are currently being reviewed and in discussion with Compensation Committee, and will be confirmed no later than Feb. 2015.

Executive Severance:
You will be eligible for the Executive Severance Plan, which includes; 18 months’ pay for involuntary termination, plus 1.5 target bonus, plus prorated bonus. Included is a Change in Control provision of 24 months’ pay, 2 times target bonus and an annual prorated bonus. In addition, you will receive medical coverage continuation and outplacement services.

Sincerely,
/s/ Greg Kenny

Greg Kenny
President and Chief Executive Officer
General Cable Corporation